Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on the 30th day of July, 2007 to be effective on and as of the 4th day of June, 2007 (the “Effective Date”), by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and William Lewis (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1. Employment, Duties and Acceptance.

1.1 Employment.

(a) Effective upon the Effective Date, the Company shall employ the Executive as its interim Chief Financial Officer. The Executive shall have such powers, perform such duties and fulfill such responsibilities as may be determined by the Chief Executive Officer and the Board of Directors of the Company from time to time. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

(b) The Executive shall devote his full working time and creative energies, in the amount of forty to sixty hours per week, to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise his personal, passive investments; and (ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities. The Executive shall be issued an employee badge and authorized to carry a business card stating his position with the Company.

1.2 Place of Employment. The Executive will perform his duties as interim Chief Financial Officer at least three days a week from an office to be established by the Company in Lanham, Maryland and at the Company’s subsidiaries, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof.

2. Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Executive’s employment hereunder shall continue for a three (3) month period after the date: (a) the Company hires a permanent Chief Financial Officer, (b) the Company notifies the Executive that his employment as interim Chief Financial Officer is being terminated by the Company without cause before a permanent Chief Financial Officer is hired by the Company, or (c) the Company notifies the Executive that his employment as interim Chief Financial Officer is being terminated upon or following a “Change of Control” (as defined below), and shall thereupon terminate (the “Term”).

3. Compensation.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary of Two Hundred

Thousand Dollars ($200,000.00) per annum (the “Base Salary”), which shall be pro-rated for calendar year 2007, less such deductions as shall be required to be withheld by applicable laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments and in accordance with the practices of the Company in effect from time to time for the payment of salaries to employees of the Company, but in any event not less frequently than monthly. The Executive’s Base Salary shall be reviewed at least annually and may be increased (but not decreased) based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

3.2 Stock Options. On the Effective Date, the Company shall grant the Executive options to acquire Twenty Thousand (20,000) shares of the Company’s common stock, subject to such vesting restrictions and other terms and conditions as set forth by the Company’s 2002 Stock Option Plan, as it may be amended by the Company from time to time, and the Stock Option Grant Agreement attached hereto as Exhibit A. Vesting shall occur at the rate of 5,000 shares on each of the following dates: July 30, 2007; August 1, 2007; September 1, 2007; and October 1, 2007, with the added provision that upon termination of the Executive for other than cause as defined in Section 4.4 of this Agreement all non-vested shares shall be accelerated effective on the date of termination.

3.3 Bonus. The Executive shall be eligible to participate in the Company’s bonus program, if any, as established and administered by the Company’s Compensation Committee and in effect from time to time.

3.4 Participation in Senior Executive Officer Benefit Plans; Vacation. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, 401(k) pension and profit sharing plan or similar benefit plan of the Company which may be available to other senior executive officers of the Company generally on the same terms as such other senior executive officers. The Executive shall receive vacation in accordance with the usual vacation policy of the Company.

3.5 Expenses. The Company shall pay or reimburse the Executive for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, computer equipment, mobile telephones, professional insurance, and the like) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may be required by the policies and procedures of the Company in effect from time to time.

3.6 Withholding. The Company is authorized to withhold from the amount of any Base Salary and any other things of value paid to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

4. Termination.

4.1 General. The employment of the Executive hereunder shall terminate as provided in Section 2, unless earlier terminated in accordance with the provisions of this Section 4.

4.2 Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

4.3 Death or Disability of Executive.

(a) The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.3(b) below).

(b) For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of the Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

(c) Any leave on account of illness or temporary disability which is short of “Total Disability” shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for “Cause” (as defined in Section 4.4 below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

4.4 Termination For Cause. The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for “Cause” (as defined below). For purposes of this Agreement, “Cause” means (i) the material failure of the Executive to perform his duties under this Agreement, or to follow the Company’s policies and procedures applicable to senior executive officers of the Company in effect from time to time, after notice and a reasonable opportunity to cure; (ii) willful malfeasance by the Executive in connection with the performance of his duties under this Agreement; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of the Executive to obey in any material respects any proper written direction of the Chief Executive Officer or the Board that is not inconsistent with this Agreement; or (vi) the violation by the Executive of any of the provisions of Section 5 of this Agreement.

4.5 Payments Upon Termination.

(a) In the event the Executive’s employment as interim Chief Financial Officer is terminated in accordance with Section 2, the Company shall pay or reimburse the Executive and the Executive’s covered dependents for COBRA premiums up to and including the date that is eighteen

(18) months following the date on which the Term ends (provided, and to the extent, that the Executive and the Executive’s covered dependents are eligible for and elect COBRA coverage).

(b) In the event the Executive’s employment is terminated (i) by the Company for Cause, (ii) by death or Total Disability, or (iii) by the Executive, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary accrued through the date of termination of his employment and any other benefits the Executive is due pursuant to the employment benefit plans of the Company.

(c) Upon termination of Executive’s employment for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, all amounts accrued or vested prior to such termination.

(d) For purposes of this Agreement, a “Change in Control” shall mean the first occurrence of any of the following events:

(i) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(ii) The Company’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own more than 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii) The Company’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or

(iv) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board of Directors of the Company occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

Notwithstanding anything herein to the contrary, no Change in Control shall be deemed to have occurred by a reason of (i) any event involving a transaction in which the Executive or a group of persons or entities with whom or with which the Executive acts in concert, acquire(s), directly or indirectly, 50% or more of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (i) with respect to a Change in Control pursuant to Section 4.5(d)(i) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (ii) with respect to a Change in Control pursuant to Sections 4.5(d)(ii) or (iii) above, on the date of stockholder approval, or (iii) with respect to a Change in Control pursuant to Section 4.5(d)(iv) above, on the date members of the Incumbent Board first cease to constitute at least a majority of the Board of Directors of the Company.

4.7 No Disparaging Comments Upon Termination.

Upon termination of this Agreement, the Company will refrain from making any disparaging remarks about the Executive. Similarly, the Executive shall refrain from making any disparaging remarks about the Company or the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its affiliates.

5. Certain Covenants of the Executive.

5.1 Restrictive Covenants.

(a) The parties hereto agree that as used herein “Confidential Information” means all information which becomes known to the Executive as a consequence of his employment by the Company and includes, but is not limited to, information about the Company’s customers, methods of operation, prospective and executed contracts, trade secrets, business contacts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding the Company. The parties hereto further agree and stipulate that this Confidential Information was developed by the Company at considerable expense, that this information is a valuable asset and part of the Company’s goodwill, that this information is vital to the Company’s success and is the sole property of the Company.

(b) The Executive recognizes and acknowledges that during his employment by the Company, the Executive has, or will, become familiar with the Company’s Confidential Information.

(c) The Executive recognizes and acknowledges that the Company is engaged in the business of, among other things, building satellite ground systems and equipment for command and control, integration and test, data processing and simulation (the “Business”). The Business is a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by the Executive of the Confidential Information protected under this Agreement, whether during his employment with the Company or after its termination, would cause immediate, substantial and irreparable injury to the Business and the goodwill of the Company.

(d) The Executive agrees that upon termination of his employment with the Company for any reason, whether voluntary or involuntary or with or without Cause, he will surrender to the Company every item and every document which is the Company’s property or will completely remove from the Executive’s personal property such Confidential Information in whatever form (e.g. cell phones, PDA’s, personal computers, etc.). All such documents and Confidential Information are the sole and absolute property of the Company. At the written request of the Company, the Executive shall provide the designated representative of the Company a certificate containing the following statement: “The Executive hereby certifies that he has notified the Company’s designated representative of all Confidential Information residing on any personal property of the Executive to which the Executive is aware of after due review and inspection and has removed and destroyed (unless otherwise directed in writing by the Company) all Confidential Information from all personal property of the Executive.” Thereafter, in the event that the Executive becomes aware of any further Confidential Information on the Executive’s personal property, the Executive shall notify the Company in writing and again comply with the immediately preceding sentence.

(e) The Executive agrees that during his employment and following the termination of that employment for any reason, whether voluntary or involuntary or with or without Cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose the Company’s Confidential Information to any person or entity other than agents of the Company, and he will not use or aid others in obtaining or using any such Confidential Information. The Executive’s obligations under this Section 5.1(e) shall not be deemed violated in the event that (i) the Executive discloses any Confidential Information pursuant to order of a court of competent jurisdiction, provided the Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) the information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is not legally prohibited, to the best of the Executive’s knowledge, from making such information available.

(f) All inventions, prototypes, discoveries, improvements, innovations and the like (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof (“Works”) which are designed, created or developed by the Executive, solely or in conjunction with others, in the course of performance of the Executive’s duties which relate to the Business, shall be made or conceived for the exclusive benefit of and shall be the exclusive property of the Company. The Executive shall immediately notify the Company upon the design, creation or development of all Inventions and Works. At any time thereafter, the Executive, at the request and expense of the Company, shall execute and deliver to the Company all documents or instruments which may be necessary to secure or perfect the Company’s title to or interest in the Inventions and Works, including but not limited to applications for letters of patent, and extensions, continuations or reissues thereof, applications for copyrights and documents or instruments of assignment or transfer. All Works are agreed and stipulated to be “works made for hire,” as that term is used and understood within the Copyright Act of 1976, as amended or any successor statute. To the extent any Works are not deemed to be works made for hire as defined above, and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, the Executive shall, without further consideration but at the expense of the Company, assign and transfer to the Company the Executive’s entire right, title and interest (including copyrights and patents) in or to those Inventions and Works.

5.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.1 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its affiliates and that money damages may not provide adequate remedy to the Company.

5.3 Covenants Currently Binding the Executive. The Executive warrants that his employment by the Company, and his execution, delivery and performance of this Agreement, will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by the Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

5.4 Litigation. There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive’s knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein.

5.5 Review. The Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive’s choosing.

5.6 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.7 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

6. Dispute Resolution.

6.1 Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees.

6.2 No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

6.3 Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of this Agreement including any award under an arbitration proceeding.

6.4 Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN LANHAM, MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

7. Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i)	if to the Company, to:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland

Fax: (301) 731-9606

Attention: Corporate Secretary

with copies to:

Venable LLP

575 7th Street, NW

Washington, DC 20004

Fax: (202) 344-8300

Attention: Wallace E. Christner, Esq.

(ii)	if to the Executive, to:

William Lewis

c/o Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland

Fax: (301) 731-9606

Attention: Corporate Secretary

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.6 Confidentiality. Neither party shall disclose the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

7.7 Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

7.8 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

7.9 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity which buys substantially all of the Company’s assets. However, the Executive may not assign this Agreement without the prior written consent of the Company.

7.10 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

INTEGRAL SYSTEMS, INC.

By:	/s/ Alan Baldwin (SEAL)
Name:	Alan Baldwin
Title:	Chief Executive Officer

EXECUTIVE:

/s/ William R. Lewis (SEAL)
William Lewis

EXHIBIT A

S06-17

TO:	William Lewis
FROM:	Integral Systems’ Stock Option Committee
SUBJECT:	NONQUALIFIED STOCK OPTION
DATE:	July 30, 2007

Integral Systems, Inc. (“Integral Systems”) has adopted a 2002 Stock Option Plan (“the Plan”) to permit options to purchase shares of its common stock with par value $0.01 per share (“Common Stock”) to be granted to certain employees, directors, and consultants of Integral Systems and any subsidiary of which it owns, directly or indirectly, greater than 50% of the voting capital stock (the “Company”). Since you are considered an employee of the Company, and since the Company desires you to remain in its employ by providing you with a means to acquire a proprietary interest in the Company’s success, the Stock Option Committee of Integral Systems’ Board of Directors has agreed, subject to the following terms and conditions, to grant you the right to acquire shares of Common Stock. The terms and conditions surrounding this grant to you are set forth below.

1.	Subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof, and this agreement, you are hereby granted, as a matter of separate inducement and not in lieu of salary or any other compensation for services, the option to purchase from Integral Systems all or any part of an aggregate number of twenty thousand (20,000) shares of Common Stock. Such shares of Common Stock are hereinafter referred to as the “Optioned Shares” and the option to purchase the Optioned Shares is referred to as the “Option”.

2.	The price to be paid for the Optioned Shares shall be $23.50 per share, which, in the opinion of the Stock Option Committee, is not less than 100 percent of the fair market value of the Optioned Shares on the grant date, which is July 30, 2007. If the Common Stock is admitted for quotation on NASDAQ or some other public market as of the grant date, such fair market value shall not be less than the closing price of the Common Stock on NASDAQ (or such other market) on the grant date set forth above.

William Lewis

July 30, 2007

3.	The Option granted under this Plan shall terminate and be of no force and effect with respect to any shares not previously exercised by you upon the expiration of 6 years from the date of granting this Option. The Option is exercisable as follows:

NUMBER OF SHARES	VESTING SCHEDULE	VESTING DATE
5,000 shares	shall become vested and exercisable on	07/30/07
5,000 shares	shall become vested and exercisable on	08/01/07
5,000 shares	shall become vested and exercisable on	09/01/07
5,000 shares	shall become vested and exercisable on	10/01/07

Notwithstanding the above, the Option shall become fully exercisable on the date the Company hires a permanent Chief Financial Officer or on the termination of your employment by the Company without Cause, as defined in Section 4.4 your employment agreement with the Company as in effect on the date of this Agreement. Except as otherwise provided herein, you may exercise your rights under this Option as described above at any time. Reference in this agreement to exercise of the Option shall refer to the exercise of the Option with respect to all or any portion of the Optioned Shares.

4.	The Option may be exercised only by written notice, delivered or mailed by registered or certified mail addressed to the Stock Option Committee of Integral Systems at its principal business office. Such notice shall state your election to exercise the Option and the number of shares in respect to which it is being exercised and shall be accompanied by payment of the entire option price of the Optioned Shares being purchased (i) in cash or its equivalent, and/or (ii) in the discretion of the Stock Option Committee by tendering shares of Common Stock held for at least six (6) months having a fair market value not less than the option price. Upon receipt of the payment of the entire price of the Optioned Shares so purchased, certificates for such Optioned Shares shall be issued to you. The Optioned Shares so purchased shall be fully paid and nonassessable except insofar as statutory liability may be imposed under any applicable law.

In addition to the above, the Stock Option Committee, subject to such limitations as it may determine and unless otherwise prohibited by section 402 of the Sarbanes-Oxley Act of 2002 or any regulations promulgated by the Securities and Exchange Commission in connection therewith, may authorize payment of the exercise price, in whole or in part, by delivery of a properly executed exercise notice, together with

INTEGRAL SYSTEMS, INC. 2002 STOCK OPTION PLAN

William Lewis

July 30, 2007

irrevocable instructions to: (i) a brokerage firm designated by Integral Systems to deliver promptly to Integral Systems the aggregate amount of sale or loan proceeds to pay the exercise price and the amount necessary to satisfy the minimum statutory tax withholding that may arise in connection with the exercise, and (ii) Integral Systems to deliver the certificates for such purchased shares directly to such brokerage firm. For this purpose, subject to change by notice from the Stock Option Committee, at your discretion you may contact Banc of America Investment Services, Inc., 7316 Wisconsin Avenue, Suite 200, Bethesda, MD 20814; Attention: Stuart Barth, phone 301-493-2895.

5.	(a) If you cease to be an employee of the Company, any unvested portion of the Option shall terminate. Any portion of the Option which is vested as of the date your employment with the Company ceases shall remain exercisable for a period of 3 years, subject to the other provisions of this Agreement.

(b) Upon termination of your employment with the Company by the Company your right to the Option shall be subjected to the following conditions: that until such Option is fully exercised, in the event that you breach any restrictive covenant to which you are subject in connection with your employment by the Company with respect to confidential or proprietary information, competition with Integral Systems and/or any of its subsidiaries, the solicitation of any employee or customer thereof, or any similar matter, you will forfeit all rights under the Option as of the date of the breach of the condition. Upon any breach of such condition, Integral Systems shall have the further right, at its option, to repurchase at the Option price per share set forth in paragraph 2 hereof, any Optioned Shares previously purchased by you.

6.	Integral Systems shall have the right to place an appropriate legend on any certificate representing shares of Common Stock which are acquired upon exercise of the Option to the effect that the shares represented by such certificate are subject to the terms and conditions of this agreement as well as to any restrictions imposed by federal or state securities laws.

7.	You shall not be deemed for any purpose to be a stockholder of Integral Systems with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and the stock certificate issued therefor.

INTEGRAL SYSTEMS, INC. 2002 STOCK OPTION PLAN

William Lewis

July 30, 2007

8.	The Option herein granted shall not be transferable by you otherwise than by will or by the laws of descent and distribution, and except as otherwise provided in the Plan, may be exercised only during your life and only by you.

9.	You agree for yourself and your heirs, legatees and other legal representatives, with respect to all shares of Common Stock acquired pursuant to the terms and conditions of the Plan and this agreement (or any other shares of Common Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefore), that you and your heirs, legatees and other legal representatives will not sell or otherwise dispose of these shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (“the Act”), or except in a transaction which, in the opinion of counsel for Integral Systems, is exempt from registration under the Act and (ii) in compliance with state securities laws.

10.	The existence of the Option herein granted shall not affect in any way the right or power of the Company or its directors or stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. In the event the Company enters into a merger, sale or other corporate reorganization in which it is not the surviving entity and the Option is not otherwise assumed or continued by the surviving entity, the Option (to the extent then outstanding) shall become fully exercisable immediately before closing of the respective transaction and shall terminate as of the date of such closing.

11.	If upon exercise of the Option, Integral Systems determines upon advice of counsel that the Optioned Shares are not then issuable as a result of any limitation which is imposed by state or federal laws, then Integral Systems will not be obligated to issue such Optioned Shares to you until such time as in the opinion of counsel such issuance can occur without violating any such limitation of law.

12.	If you make a disposition (as that term is defined in section 424(c) of the Code) of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock

INTEGRAL SYSTEMS, INC. 2002 STOCK OPTION PLAN

William Lewis

July 30, 2007

Option within two (2) years of the grant date or within one (1) year after the shares of Common Stock are transferred to you pursuant to your exercise of the Option, you agree to notify the Stock Option Committee of such disposition in writing within one week of the transfer. Notification must include the disposition date, the number of shares disposed of and the aggregate and price per share received.

13.	This agreement shall be governed by the laws of the State of Maryland.

14.	The Option and Optioned Shares shall be subject to all terms, restrictions, and limitations set forth in the Plan. To the extent there is some ambiguity, conflict or inconsistencies between the terms of the Plan document and the terms of this Agreement, the terms of the Plan document shall control.

If you accept the foregoing terms and conditions, please sign this agreement on the line provided below for your signature. In the absence of your written acceptance of the terms hereof, no Optioned Shares will be purchasable by you.

Integral Systems, Inc.

By:	/s/ Alan W. Baldwin

AGREED TO AND ACCEPTED:

/s/ William R. Lewis

PRINT NAME: William Lewis
DATE: 07/31/2007

INTEGRAL SYSTEMS, INC. 2002 STOCK OPTION PLAN